Exhibit 99.1

Ford

NEWS

Contact:	Oscar Suris
O: (313) 594-1106
C: (313) 595-4446
osuris@ford.com

IMMEDIATE RELEASE

Robert E. Rubin Resigns from Ford Board of Directors

•	Cites Citigroup's Multi-faceted Relationship with Ford
•	Bill Ford praises Rubin's contributions

DEARBORN, Mich., August 25, 2006 - Ford Motor Company [NYSE: F] announced today that Robert E. Rubin, director, chairman of the Executive Committee and member of the Office of the Chairman of Citigroup Inc., has resigned from the Ford Board of Directors. Mr. Rubin joined the board in 2000.

In a letter to Bill Ford, Mr. Rubin said: "As the Board undertakes its upcoming review of strategic options, Citigroup’s multi-faceted relationship with Ford could raise a question whether my relationship with Ford and Citigroup creates an appearance of conflict. Although no conflict currently exists and while I would have liked to remain involved, I have with great regret concluded that I should resign from the Board at this time."

Commenting on the announcement, Chairman and Chief Executive Officer Bill Ford said:
"I greatly appreciate the many valuable contributions Bob has made to Ford Motor Company during his six-year tenure. He brought strategic thinking to every situation and has been a wise and generous counselor to me and to the company. However, I understand and respect Bob’s prudent decision to resign as we continue to explore future strategic options."

Go to http://media.ford.com for news releases and high-resolution photographs.

Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures and distributes automobiles in 200 markets across six continents. With about 300,000 employees and more than 100 plants worldwide, the company’s core and affiliated automotive brands include Aston Martin, Ford, Jaguar, Land Rover, Lincoln, Mazda, Mercury and Volvo. Its automotive-related services include Ford Motor Credit Company.

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Go to http://media.ford.com for news releases and high-resolution photographs.